EXHIBIT 10.8

PARKER DRILLING COMPANY
PERFORMANCE CASH UNIT AWARD INCENTIVE AGREEMENT
THIS PERFORMANCE CASH UNIT AWARD INCENTIVE AGREEMENT (this “Agreement”) is made and entered into by and between Parker Drilling Company, a Delaware corporation (the “Company”), and _______________, an individual and employee of the Company (“Grantee”), as of the ____ day of _____________, 20__ (the “Grant Date”), subject to the terms and conditions of the Parker Drilling Company 2010 Long-Term Incentive Plan, as Amended and Restated, as it may be further amended from time to time thereafter (the “Plan”). The Plan is hereby incorporated herein in its entirety by this reference. Capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in the Plan.
WHEREAS, Grantee is [title] of the Company, and in connection therewith, the Company desires to grant a Performance-Based Cash Award to Grantee, subject to the terms and conditions of this Agreement and the Plan, with a view to increasing Grantee’s interest in the Company’s success and growth; and
WHEREAS, Grantee desires to be the holder of a Performance-Based Cash Award subject to the terms and conditions of this Agreement and the Plan;
NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Grant of Performance Cash Units. Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to Grantee [number] Performance Cash Units as described herein (the “Performance Cash Units”), which constitute a Performance-Based Cash Award that is referred to as a Performance-Based Award under the Plan. Each Performance Cash Unit shall initially have a nominal value of One Hundred Dollars ($100.00) as of the Grant Date, with the actual payout amount to be determined under the terms and conditions of this Agreement. With respect to the Performance Cash Units granted under this Agreement, the Committee reserves the right and authority, as exercised in its discretion, to increase or decrease the size of the Incentive Award by a percentage not to exceed twenty percent (20%), in the form of either positive or negative discretion, at any time before or after the Incentive Award becomes fully vested but prior to actual payment, but subject to Section 6 for Detrimental Conduct. As a holder of Performance Cash Units, the Grantee has the rights of a general unsecured creditor of the Company unless and until the Performance Cash Units are converted to cash upon vesting and transferred to Grantee, as set forth herein.
2.    Transfer Restrictions. Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Performance Cash Units granted hereunder. Any purported Transfer of Performance Cash Units in breach of this Agreement shall be void and ineffective, and shall not operate to Transfer any interest or title to the purported transferee.

EXHIBIT 10.8

3.    Vesting of Performance Cash Units.
(a)    Performance Period. For purposes of this Agreement, the performance period is the three-year period that begins on January 1, 20XX and ends on December 31, 20Z (the “Performance Period”). Subject to the terms and conditions of this Agreement, the Performance Cash Units shall vest and become payable to Grantee at the end of the Performance Period, provided that (i) Grantee is still an Employee at that time and has continuously been an Employee since the Grant Date (the “Service Requirement”) and (ii) the Committee has certified in writing that the performance criterion established for the Performance Period as described below (the “Performance Criterion”) has been achieved. All Performance Cash Units that do not become vested during or at the end of the Performance Period shall be forfeited. The Committee, in its discretion, may adjust the Performance Criterion to recognize special or non-recurring situations or circumstances with respect to the Company or any other company in the Peer Group for any year during the Performance Period arising from the acquisition or disposition of assets, costs associated with exit or disposal activities or material impairments. There is one Performance Criterion that has been established for the Performance Cash Units awarded under this Agreement, as described in subsection (b) below.
(a)    ROCE. The Performance Criterion is the Company’s Return on Capital Employed (“ROCE”) as defined in Exhibit A to this Agreement (the “ROCE Criterion”). The Company’s ROCE is compared to the ROCE of each of the peer group companies, as listed on Exhibit A to this Agreement (each a “Peer Company” and as a group, the “Peer Group”), as of the end of each calendar year within the Performance Period to determine where the Company ranks when compared to the Peer Group. The ROCE Criterion is one-hundred percent (100%) of the total weighting for each Performance Cash Unit.
(b)    Changes in Peer Group. When calculating ROCE for the Performance Period for the Company and the Peer Group, (i) the performance of a company in the Peer Group will not be used in calculating the ROCE of that member of the Peer Group if the company is not publicly traded (i.e., has no ticker symbol) at the end of the Performance Period; (ii) the performance of any company in the Peer Group that becomes bankrupt during the Performance Period will be included in the calculation of Peer Group performance even if it has no ticker symbol at the end of the measurement period; (iii) the performance of the surviving entities will be used in the event there is a combination of any of the Peer Group companies during the measurement period; and (iv) no new companies will be added to the Peer Group during the Performance Period (including a company that is not a Peer Group member which acquires a member of the Peer Group). Notwithstanding the foregoing provisions of this subsection (c), the Committee may disregard any of these guidelines when evaluating changes in the membership of the Peer Group during the Performance Period in any particular situation, as it deems reasonable in the exercise of its discretion.
(c)    Ranking of Company as Compared to the Peer Group. The Committee will rank the Company’s performance within the Peer Group as of December 31st of each calendar

EXHIBIT 10.8

year within the Performance Period and apply the appropriate weighting and award multiplier from the following table:

	Description	Weighting	Ranking	Award Multiplier
12/31/20XX	Single Year ROCE (20XX)	__%	1	2.00 MAX
12/31/20YY	Average ROCE (20XX-20YY)	__%	2	1.83
12/31/20ZZ	Average ROCE (20XX-20ZZ)	__%	3	1.67
			4	1.50
			5	1.33
			6	1.17
			7	1.00 TARGET
			8	0.75
			9	0.50
			10	0.25 ENTRY
			11	0.00
			12	0.00
			13	0.00
4.    Termination of Employment. If Grantee’s Employment is voluntarily or involuntarily terminated during the Performance Period, then Grantee shall immediately forfeit the outstanding Performance Cash Units, except as provided below in this Section 4. Upon the forfeiture of any Performance Cash Units hereunder, the Grantee shall cease to have any rights in connection with such Performance Cash Units as of the date of forfeiture.
(a)    Termination of Employment. Except as provided in Section 4(c), if the Grantee’s Employment is terminated for any reason, including Retirement, other than due to death or Disability during the Performance Period, any non-vested Performance Cash Units at the time of such termination shall automatically expire and terminate and no further vesting shall occur after the termination of Employment date. In such event, the Grantee will receive no payment for unvested Performance Cash Units.
(b)    Disability or Death. Upon termination of Grantee’s Employment as the result of Grantee’s Disability (as defined below) or death during the Performance Period, then all of the outstanding Performance Cash Units shall become 100% vested on such date at the 1.0 multiplier award level. For purposes of this Agreement, “Disability” means (i) a disability that entitles the Grantee to benefits under the Company’s long-term disability plan, as may be in effect from time to time, as determined by the plan administrator of the long-term disability plan or (ii) a disability whereby the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(c)    Change in Control. If there is a Change in Control of the Company (as defined in the Plan) during the Performance Period, then in the event of the Grantee’s Involuntary Termination Without Cause (as defined below) within two (2) years following the effective date of the Change in Control and during the same Performance Period, all the outstanding Performance Cash Units shall automatically become 100% vested on the Grantee’s

EXHIBIT 10.8

termination of Employment date at the 1.0 multiplier award level. For purposes of this Agreement, “Involuntary Termination Without Cause” means the Employment of Grantee is involuntarily terminated by the Company (or by any successor to the Company) for any reason, including, without limitation, as the result of a Change in Control, except due to death, Disability, Retirement or Cause; provided, that in the event of a dispute regarding whether Employment was terminated voluntarily or involuntarily, or with or without Cause, such dispute will be resolved by the Committee, in good faith, in the exercise of its discretion.
5.    Payment for Performance Cash Units. Payment for the vested Performance Cash Units subject to this Agreement shall be made to the Grantee as soon as practicable following the time such Performance Cash Units become vested in accordance with Section 3 or Section 4 prior to their expiration, but not later than sixty (60) days following the date of such vesting event. The number of Performance Cash Units that vest and are payable hereunder shall be determined by the Committee, in its discretion, in accordance with the Payout Schedule in Section 3.
The amount payable to the Grantee pursuant to this Agreement shall be an amount equal to the number of Performance Cash Units multiplied by the product of (a) $100 and (b) the award multiplier for the level of achievement of the Performance Criterion determined in Section 3(d). The maximum payout for each Performance Cash Unit is $200 because the maximum award multiplier on the Payout Schedule is 2.00.
Any amount paid in respect of the vested Performance Cash Units shall be payable in cash. Prior to any payments under this Agreement, the Committee shall certify in writing, by resolution or otherwise, the amount to be paid in respect of the Performance Cash Units as a result of the achievement of the Performance Criterion.
6.    Detrimental Conduct. In the event that the Committee should determine, in its sole and absolute discretion, that, during Employment or within two (2) years following Employment termination for any reason, the Grantee engaged in Detrimental Conduct (as defined below), the Committee may, in its sole and absolute discretion, if cash has previously been transferred to the Grantee pursuant to Section 5 upon vesting of his Performance Cash Units, direct the Company to send a notice of recapture (a “Recapture Notice”) to such Grantee. Within ten (10) days after receiving a Recapture Notice from the Company, the Grantee will deliver to the Company any cash payments that were made for the vested Performance Cash Units, unless the Recapture Notice demands repayment of a lesser sum. All repayments hereunder shall be net of the taxes that were withheld by the Company when the cash was originally transferred to Grantee following vesting of the Performance Cash Units pursuant to Section 5. For purposes of this Agreement, a Grantee has committed “Detrimental Conduct” if the Grantee (a) violated a confidentiality, non-solicitation, non-competition or similar restrictive covenant between the Company or one of its Affiliates and such Grantee, including violation of a Company policy relating to such matters, or (b) engaged in willful fraud that causes harm to the Company or one of its Affiliates or that is intended to manipulate the performance results of any Incentive Award, including, without limitation, any material breach of fiduciary duty, embezzlement or similar conduct that results in a restatement of the Company’s financial statements.

EXHIBIT 10.8

1.    Tax Withholding. To the extent that the receipt of the payment of cash hereunder results in compensation income to Grantee for federal, state or local income tax purposes, Grantee shall deliver to Company at such time the sum that the Company requires to meet its tax withholding obligations under applicable law or regulation, and, if Grantee fails to do so, Company is authorized to withhold from any cash or other remuneration (including any Shares), then or thereafter payable to Grantee, any tax required to be withheld.
2.    Independent Legal and Tax Advice. The Grantee acknowledges that (a) the Company is not providing any legal or tax advice to Grantee and (b) the Company has advised the Grantee to obtain independent legal and tax advice regarding this Agreement and any payment hereunder.
3.    Conflicts with Plan, Correction of Errors, and Grantee’s Consent. In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such provisions shall be reconciled, or such discrepancy shall be resolved, by the Committee in the exercise of its discretion. In the event that, due to administrative error, this Agreement does not accurately reflect the Performance Cash Units properly granted to the Grantee, the Committee reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document. All determinations and computations under this Agreement shall be made by the Committee (or its authorized delegate) in its discretion as exercised in good faith.
This Agreement and any award of Performance Cash Units or payment hereunder are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and shall be interpreted accordingly. Accordingly, Grantee consents to such amendment of this Agreement as the Committee may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available, to Grantee a copy of any such amendment.
4.    Miscellaneous.
(d)    Transferability of Performance Cash Units. The Performance Cash Units are transferable only to the extent permitted under the Plan at the time of transfer (i) by will or by the laws of descent and distribution, or (ii) by a domestic relations order in such form as is acceptable to the Company. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of the Grantee or any permitted transferee thereof.
(e)    Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create any Employment relationship between Grantee and the Company for any time period. The Employment of Grantee with the Company shall be subject to termination to the same extent as if this Agreement did not exist.
(f)    Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal in-hand delivery, by telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at its then current main corporate address, and to Grantee at the address indicated on the Company’s records, or at such other

EXHIBIT 10.8

address and number as a party has last previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by courier or delivery service, or sent by certified or registered mail, return receipt requested.
(g)    Amendment, Termination and Waiver. This Agreement may be amended, modified, terminated or superseded only by written instrument executed by or on behalf of the Grantee and the Company (by action of the Committee or its delegate). Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Grantee. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition herein, or the breach thereof, in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.
(h)    No Guarantee of Tax or Other Consequences. The Company makes no commitment or guarantee that any tax treatment will apply or be available to the Grantee or any other person. The Grantee has been advised, and provided with ample opportunity, to obtain independent legal and tax advice regarding this Agreement.
(i)    Governing Law and Severability. This Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law provisions, except as preempted by controlling federal law. The invalidity of any provision of this Agreement shall not affect any other provision hereof or of the Plan, which shall remain in full force and effect.
(j)    Successors and Assigns. This Agreement shall bind, be enforceable by, and inure to the benefit of, the Company and Grantee and any permitted successors and assigns under the Plan.
[Signature page follows.]

IN WITNESS WHEREOF, this Agreement is hereby approved and executed as of the date first written above.
Parker Drilling Company
By:
Name:    Gary Rich
Title:    President & Chief Executive Officer
Grantee

Signature

Print Name

Grantee’s Address for Notices:

EXHIBIT A
Performance Criterion
1.    ROCE. The sum of Annual Net Income plus Tax-Adjusted Interest Expense (defined below), and then divided by the average of the beginning period and ending period balance of Total Assets less Current Liabilities of the Company, with the specific elements to be determined by the Committee on an objective basis for the applicable period. “Tax-Adjusted Interest Expense” means the interest expense for the Company or Peer Group member, as applicable, multiplied by the percentage equal to one (1.0) minus the entity’s effective tax rate percentage for that year. The average of the annual ROCE values of each Peer Company will be compared to the Company’s annual average ROCE over the same applicable period. The Company’s ROCE is a Performance Criterion that is compared to each Peer Company’s ROCE for the applicable period.
2.     Peer Companies and Peer Group. The following Peer Companies comprise the Peer Group to which the Company’s ROCE performance will be compared for the Performance Period:
1.    BAS    Basic Energy Services, Inc.
2.    DWSN    Dawson Geophysical Co.
3.    HP    Helmerich & Payne, Inc.
4.    HERO    Hercules Offshore, Inc.
5.    KEG    Key Energy Services, Inc.
6.    NBR    Nabors Industries Ltd.
7.    NGS    Natural Gas Services Group, Inc.
8.    PDC    Pioneer Energy Services Corp.
9.    PDS    Precision Drilling Corporation
10.    SPN    Superior Energy Services Inc.
11.    TTI     Tetra Technologies, Inc.
12.    VTG    Vantage Drilling Company

3.    Alternate Payout Scales. Should the number of Peer Companies decrease during the Performance Period as described in Section 3(c) of the Agreement, then the Company’s performance within the Peer Group may be measured according to one of the following alternate tables, subject to the Committee’s discretion:

Company + 11 Peers
Ranking	Award Multiplier
1	2.00 MAX
2	1.80
3	1.60
4	1.40
5	1.20
6	1.00 TARGET
7	0.75
8	0.50
9	0.25 ENTRY
10	0.00
11	0.00
12	0.00
Company + 10 Peers
Ranking	Award Multiplier
1	2.00 MAX
2	1.80
3	1.60
4	1.40
5	1.20
6	1.00 TARGET
7	0.75
8	0.50
9	0.25 ENTRY
10	0.00
11	0.00